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                                                                    EXHIBIT 3a.3









                          ARTICLES OF INCORPORATION

                                      OF

                                U S WEST, INC.




                  FILED WITH THE COLORADO SECRETARY OF STATE

                                      ON

                              SEPTEMBER 22, 1983

                     As Last Amended on September 1, 1994



















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                                 [STATE SEAL]




                              STATE OF COLORADO

                                DEPARTMENT OF
                                    STATE
                                 CERTIFICATE



        I, NATALIE MEYER, Secretary of State of the State of Colorado hereby certify that ACCORDING TO THE RECORDS OF THIS OFFICE, ARTICLES OF AMENDMENT WERE FILED ON SEPTEMBER 1, 1994 DESIGNATING SERIES OF STOCK FOR

U S WEST, INC.
(COLORADO CORPORATION)









Dated:  SEPTEMBER 1, 1994





    /s/ NATALIE MEYER
- -------------------------
SECRETARY OF STATE







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                         CERTIFICATE OF DESIGNATIONS
                                      OF
                SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK
                               $1.00 Par Value
                                      of
                                US WEST, Inc.

Pursuant to Section 7-106-102 of the Business Corporation
Act of the State of Colorado

        We, James T. Anderson, Vice President and Treasurer, and Stephen E. Brilz, Assistant Secretary, of U S WEST, Inc. (the "Corporation"), a corporation organized and existing under the Business Corporation Act of the State of Colorado, in accordance with the provisions of Section 7-106-102 thereof, DO HEREBY CERTIFY:

        That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on May 6, 1994, adopted the following resolutions creating a series of fifty thousand (50,000) shares of Preferred Stock, par value $1.00 per share, designated as Series B Cumulative Redeemable Preferred Stock:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

        Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series B Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and the number of shares constituting such series shall be fifty thousand (50,000).

        Section 2.  DIVIDENDS.

        (a) The holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the

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Board of Directors out of funds of the Corporation legally available thereof, cumulative cash dividends on the shares of the Series B Preferred Stock at the rate of $70.00 per annum per share, and no more, payable in equal quarterly installments on the first business day of November, February, May and August, in each year, commencing on the first business day of November, 1994. Such dividends shall accrue and be cumulative from the date of original issue of each share of the Series B Preferred Stock, whether or not declared and whether or not there shall be funds legally available for the payment thereof. Each such dividend shall be paid to the holders of record of the shares of the Series B Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. Dividends in arrears may be declared and paid at any time without reference to any regular dividend payment date.

        (b) If dividends are not paid in full, or declared in full and sums set apart for the full payment thereof, upon the shares of the Series B Preferred Stock and shares of any other preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon shares of the Series B Preferred Stock and of any other preferred stock ranking on a parity as to dividends with the Series B Preferred Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series B Preferred Stock and on such other shares of preferred stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or dividends in arrears, if any, on the shares of the Series B Preferred Stock and such other shares of preferred stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the shares of the Series B Preferred Stock have been paid or declared in full and sums set aside exclusively for the payment thereof, (i) no dividends (other than dividends in shares of the Common Stock (as hereinafter defined) or in shares of any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends) shall be paid or declared or set aside for payment or other distribution made upon the Corporation's Common Stock, no par value per share (the "Common Stock"), or any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends, (ii) nor shall

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any shares of the Common Stock or shares of any other capital  stock of the
Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends, or any warrants, rights, calls or options exercisable for or convertible into Common Stock or any such capital stock, be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund or any similar fund for the redemption of any such shares) by the Corporation or any, direct or indirect, subsidiary of the Corporation (except in the case of clause (ii) by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends, or any warrants, rights, calls or options exercisable for or convertible into Common Stock or any such capital stock). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the Series B Preferred Stock that may be in arrears.

        The terms "accrued dividends", "dividends accrued" and "dividends in arrears", whenever used herein with reference to shares of preferred stock shall be deemed to mean an amount that shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such preferred stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of preferred stock.

        (c) Dividends payable on the shares of the Series B Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

        Section 3.  REDEMPTION;  LIMITATIONS ON TRANSFER.

        (a) MANDATORY REDEMPTION. On September 2, 2004, to the extent (i) the Corporation shall have funds legally available therefor and (ii) the Corporation shall not have been rendered

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insolvent pursuant to the U.S. Bankruptcy Code, the Corporation  shall redeem all remaining outstanding shares of Series B Preferred Stock, at a redemption price of $1,000.00 per share, together with accrued and unpaid dividends thereon to the redemption date, in cash without interest. If, for any reason, the Corporation shall fail to discharge its mandatory redemption obligations pursuant to this section 3(a), such mandatory redemption obligations shall be discharged as soon as the Corporation is able to discharge such obligations. If and so long as any mandatory redemption obligations with respect to the shares of Series B Preferred Stock shall not be fully discharged, (i) no dividends (other than dividends in shares of the Common Stock) shall be paid or declared or set aside for payment or other distribution made upon the Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends, or any warrants, rights, calls or options exercisable for or convertible into Common Stock or any such capital stock, (ii) nor shall any shares of the Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends, or any warrants, rights, calls or options exercisable for or convertible into Common Stock or any such capital stock, be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking or other similar fund for the redemption of any such shares) by the Corporation or any direct or indirect subsidiary of the Corporation (except, in the case of clause (ii), by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends).

        (b) LIMITATIONS ON TRANSFER AND RELATED OPTIONAL REDEMPTION. The shares of Series B Preferred Stock may not be sold, assigned, pledged, hypothecated or otherwise transferred by Fund American Enterprise Holdings, Inc. ("FFC"); provided, however, that FFC may transfer shares of the Series B Preferred Stock to any majority-owned subsidiary of FFC which subsidiary shall be subject to the same restrictions on transfer as FFC; provided, further, that such subsidiary may hold shares of Preferred Stock only so long as such subsidiary remains a majority-owned subsidiary of FFC. Any such transfer in contravention of this provision (including the shares of Series B Preferred Stock held by a person which is no longer a majority- owned subsidiary of FFC) shall be void ab initio. If the holder

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attempts to transfer any shares of Series B Preferred Stock in  contravention of this provision, the Corporation may, at its option, call for redemption, in accordance with Section 3(d) hereof, if applicable, and Section 3(e) hereof all shares of Series B Preferred Stock which were proposed to be transferred, sold, hypothecated or assigned by the holder thereof at a redemption price of $1,000 per share plus all dividends accrued and unpaid on the shares up to the date fixed for redemption.

        (c)  OPTIONAL REDEMPTION BEGINNING SEPTEMBER 2, 1999.  (i) Subject to
Section 3(c)(ii) below, the shares of the Series B Preferred Stock shall be redeemable at the option of the Corporation, in whole or from time to time in part, at any time on or after September 2, 1999, subject to the limitations set forth below, at the following redemption prices per share plus, in each case, all dividends accrued and unpaid on the shares of the Series B Preferred Stock up to the date fixed for redemption, upon giving notice as provided in
Section 3(e) below:

         If redeemed during the
         twelve-month period
         beginning September 2,                            Price
         ----------------------------                     ------
         1999..........................................  $1,035.00
         2000..........................................  $1,028.00
         2001..........................................  $1,021.00
         2002..........................................  $1,014.00
         2003..........................................  $1,007.00

                The excess amount of the price per share over $1,000 (other than accrued but unpaid dividends) is referred to herein as the "Redemption Premium".

                (ii) From and after the time of any exercise of any Ten-Year Options (as hereinafter defined), upon giving notice as provided in Section 3(e) below, the Corporation shall have the right to redeem, without the payment of the Redemption Premium thereon, a number of shares of Series B Preferred Stock equal to 50,000 multiplied by a fraction the numerator of which shall be the number of Ten-Year Options so exercised at such time and the denominator of which shall be the aggregate number of Ten-Year Options initially issued. The number of shares of Series B Preferred Stock which may be redeemed without the applicable Redemption Premium shall be cumulative with each such exercise of

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the Ten-Year Options but shall be reduced upon any redemption of  Series B
Preferred Stock without the payment of the Redemption Premium by the number of shares so redeemed. The adjustment to the Redemption Premium in this Section 3(c)(ii) shall take into account any Ten-Year Options exercised prior to the time the shares of Series B Preferred Stock are redeemed on the Redemption Date regardless of whether notice of the redemption of such shares was given
prior to the exercise of such Ten-Year Options.   "Ten-Year Options" means the
1,893,940 Options initially issued by U S WEST Capital Corporation ("USWCC") to FFC pursuant to the Securities Purchase Agreement dated April 10, 1994, among FFC, the Corporation, USWCC and Financial Security Assurance Holdings Ltd. and referred to in such agreement as the "Ten-Year Options".

        (d) SPECIAL PROCEDURE FOR PARTIAL REDEMPTION. If less than all of the outstanding shares of the Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata.

        (e) GENERAL PROCEDURES FOR REDEMPTION. At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series B Preferred Stock, a written notice shall be given to each holder of record of shares of the Series B Preferred Stock to be redeemed by certified or registered mail in a postage prepaid envelope or by a nationally recognized overnight courier (appropriately marked for overnight delivery) addressed to such holder at its post office address as shown on the records of the Corporation (and shall be deemed given only upon the earlier of (i) the date when received by the holder of (ii) three days after the Corporation has sent such notice), notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), that the shares shall be deemed to be redeemed at 5:00 p.m., New York time, on such date and the redemption price (including a calculation of all accrued dividends up to and including the Redemption Date, but subject to reduction as a result of any exercises of the Ten-Year Options), and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice its certificate or certificates representing the number of shares specified in such notice of redemption. Each notice of redemption shall be irrevocable. On or after the Redemption Date, upon surrender by each holder of its certificate or certificates for shares of the Series B Preferred Stock to be

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redeemed at the place designated in such notice, the redemption  price of such shares (together with all accrued and unpaid dividends thereon up to and including the Redemption Date) shall be paid in immediately available funds to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof. From and after the Redemption Date (unless notice of redemption is not received by each holder of shares as aforesaid, or default shall be made by the Corporation in payment of the redemption price or accrued and unpaid dividends up to and including the Redemption Date), all dividends on the shares of the Series B Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, if notice of redemption is received by each holder of shares as aforesaid, the Corporation prior to the Redemption Date may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of shares of the Series B Preferred Stock so called for redemption in trust for the account of holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $100,000,000) in the Borough of Manhattan, City and State of New York, or the City of Denver, State of Colorado, in which case the aforesaid notice to holders of shares of the Series B Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited that shall remain unclaimed by the holders of such shares of the Series B Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust

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company to the Corporation, and thereafter the holder of any such  shares shall look to the Corporation for the payment of the redemption price (and any accrued and unpaid dividends).

        (f) SHARES REDEEMED OR REPURCHASED. Shares of the Series B Preferred Stock redeemed, repurchased or retired by the Corporation pursuant to the provisions of this Section 3, shall thereupon be retired and may not be reissued as shares of the Series B Preferred Stock but shall thereafter have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

        Section 4.  VOTING RIGHTS.

        Except as otherwise provided in Section 6 or as required by law, the holders of shares of the Series B Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote.

        Section 5.  LIQUIDATION RIGHTS.

        (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, the holders of shares of the Series B Preferred Stock shall be entitled to receive, in cash, out of the assets of the Corporation available for distribution to stockholders, the amount of One Thousand Dollars ($1,000.00) for each share of the Series B Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to and including the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series B Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series B Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series B Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential mounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series B Preferred Stock and such other classes and series of preferred stock

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ranking (as to any such distribution) on a parity with the Series  B Preferred
Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

        (b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; provided, however, that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series B Preferred Stock.

        (c) After the payment of the full preferential amounts provided for herein to the holders of shares of the Series B Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof in the manner provided in Section 3(e), such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

        Section 6. LIMITATIONS. In addition to any other rights provided by applicable law, so long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of the Series B Preferred Stock, voting separately, modify, amend or rescind the preferences, rights or powers with respect to the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely; but (except as otherwise required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares of the Common Stock, or
(ii) in connection with the authorization or increase of any class or series of shares of preferred stock. The provisions of this Section 6 shall not in any way limit the right and power of the Corporation to issue its currently authorized but unissued shares or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to

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other lenders.

        Section 7. NO PREEMPTIVE RIGHTS. No holder of shares of the Series B Preferred Stock shall possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

        Section 8. RANK. Unless otherwise provided in the Articles of Incorporation of the Corporation or a Certificate of Designations relating to a subsequent series of preferred stock of the Corporation, the Series B Preferred Stock shall rank on a parity with the Series A Preferred Stock of the Corporation and junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution, or winding up, whether voluntary or involuntary, of the Corporation and senior to the Common Stock of the Corporation as to the foregoing.

        IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under penalties of perjury the 1st day of September, 1994.


                                                   /s/ James T. Anderson
                                                   ---------------------
                                                   James T. Anderson
                                                   Vice President and Treasurer


Attest:


/s/ Stephen E. Brilz
- ---------------------
Stephen E. Brilz
Assistant Secretary